Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Waccamaw Bankshares, Inc. and Subsidiary

Whiteville, North Carolina

We consent to the use of our report dated March 31, 2009, with respect to the 2008 consolidated financial statements of Waccamaw Bankshares, Inc. and Subsidiary (the “Company”) included in this Registration Statement, and to the reference to our firm under the heading “Experts”. Our report on the consolidated financial statements refers to the Company’s adoption of the provisions of Emerging Issues Task Force Issue 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.

Greenville, North Carolina

June 15, 2010